(1923-2007) Nahum Amit
Aharon Pollak
Moshe Matalon
Doron Levy
Eldad Koresh
Yonatan Altman
Daniel Marcus
Ian Rostowsky
Anat Sterenlib-Molkho
**Shlomo Landress
Asaf Biger
***Gal Oren
Ofra Cohen
**Maya Issacharov
Roy Tannenbaum
Orit Israeli
Eitan Asnafy
**Joann R. Blasberg
Ruth Amit-Fogel
**Joseph Z. Hellerstein
Racheli Guz-Lavi
Ronit Perel
Osnat Daphne Levin
**Noya Shamir
Aya Reich Mina
Elan Levi
Tmira Gelman-Kellner
Tamar Stachel
Michal Boxer
Michael Yavin
Ofer Vilozny
Stephen Barak Rozen
**Talya Leader
Aviad Ofir
Gali Sokol Kamerman
Dana Sagive
Michal Rosenberg
Yuval Nemlich
Oded Uni
Daniela Roth
Hila David
Ranit Kessous
Shahar Avraham
Naama Gil
Hila Cohen
Raphael Nejman
Nirit Henig
Gat Carmi
Vered Danziger
Yaron Alon
Reut Gan
Oded Griffel
Benny Hadari
Keren Levi

Etty Avni-Borowitz
(1945 – 2005)

** Also a member of the
New-York Bar

***Also a member
of the Law Society
of England & Wales

Amit, Pollak, Matalon & Co.
Advocates and Notary

Exhibit 5.1

June 30, 2008

B.O.S Better Online Solutions Ltd.
20 Freiman Street
Rishon LeZion 75100 Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to B.O.S. Better Online Solutions Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the proposed offer and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus, of up to a $6,250,000 aggregate amount of Ordinary Shares of the Company, nominal value NIS 4.00 per share (the “Ordinary Shares”), warrants to purchase Ordinary Shares and units comprised of Ordinary Shares and warrants (the “Securities”).

In addition, the Registration Statement relates to the resale from time to time by the selling shareholders identified therein of up to 1,736,796 Ordinary Shares as follows: (i) up to 1,194,982 Ordinary Shares, issued by the Company in private placements completed in June 2007 and December 2007 (the “Outstanding Shares”); and (ii) up to 541,814 Ordinary Shares issuable upon exercise of warrants (the “Warrants”) held by certain selling shareholders (the “Underlying Shares”).

In so acting, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

Nitsba Tower, 19th Floor	Tel.	972 3 568 9000
17 Yitzhak Sadeh St.	Fax.	972 3 568 9001
Tel Aviv 67775 Israel

Amit, Pollak, Matalon & Co. Advocates and Notary

We also have assumed that: (i) at the time of execution, issuance and delivery of any Securities purchase agreement, such agreement will have been duly authorized, executed and delivered by the Company; and (ii) at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act of 1933, we are of the opinion that:

(i)	the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable;

(ii)	the Underlying Shares, have been duly authorized and upon exercise of the Warrants in accordance with their terms, shall be validly issued, fully paid and nonassessable; and

(iii)

With respect to the Securities, assuming the taking of all necessary corporate action to authorize and approve the issuance of any Security, the terms of the offering thereof and related matters; upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Securities, if any, such Securities will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than Israel. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

Amit, Pollak, Matalon & Co. Advocates and Notary

(b)

You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the applicable prospectus supplement) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” in the related Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Amit, Pollak, Matalon & Co.

Amit, Pollak, Matalon & Co.